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Exhibit 10.7

SHAREHOLDERS AGREEMENT

        THIS SHAREHOLDERS AGREEMENT (the "Agreement") made as of the 9th day of February, 2005, by and among Shamir Optica Holdings A.C.S. Ltd. Reg. No. 570039115, Upper Galilee 12135, Israel (hereinafter "Shamir"); Fibi Investment House Ltd. Reg No. 520031188 with a principal place of business at 14 Ehad Ha'am Street, Tel Aviv (hereinafter "Fibi"); Scorpio BSG Ltd. with a principal place of business at 85 Medinat Hayehudim, Herzliya (hereinafter "Scorpio"); JFJ International Trading Ltd. with a principal place of business at                        (hereinafter "Jacobson"); and Gishrei Asia Ltd. with a principal place of business at                        (hereinafter "GA") (each shall be referred to as "Shareholder" and collectively, the "Shareholders"). For the purposes of this Agreement, the term "Fibi Group" means Fibi, together with Scorpio, Jacobson and GA, and any permitted assignee pursuant to section 5.4 below.

W I T N E S S E T H:

        WHEREAS, the Shareholders desire to set forth certain matters regarding their rights vis-à-vis each other and their shares in Shamir Optical Industry Ltd. (the "Company") in the event the Company consummates an initial public offering of its shares in the United States.

        NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

1.
Conditions Precedent

1.1
The effectiveness of this Agreement shall be contingent upon and subject to: (a) the closing of the Company's initial public offering of its shares (the "IPO") in the United States on or prior to December 31, 2005, such closing to be confirmed in writing by the Company to the Shareholders; (b) the entering into effect of a Registration Rights Agreement among Fibi, the Company and others prior to consummation of the IPO, in the form attached hereto as Annex A; and (c) due adoption by the Company of articles of association that are not in contradiction with the terms of this Agreement with effect as of closing of the IPO ("Post-IPO Articles"). The form of the Post-IPO Articles and any amendment thereof prior to closing of the IPO shall require all approvals for amendment of the Company's articles of association required under the Shareholders Agreement between Fibi, Shamir and others dated January 5, 1999 (the "Existing Shareholder Agreement"). In the event that any of the said contingencies are not fulfilled on or prior to December 31, 2005, this Agreement and the Post-IPO Articles shall not become effective and shall be of no force or effect.

1.2
Simultaneously with the fulfillment of the above-mentioned contingencies and upon this Agreement becoming effective, the Existing Shareholder Agreement shall be replaced by this Agreement, and the Existing Shareholder Agreement shall be of no further force or effect.

1.3
The parties agree to adopt articles of association to be in effect from the time of the change of the Company's status from an Agriculture Cooperative Society ("A.C.S.") into a limited company and until the closing of the IPO (the "Pre-IPO Articles") in the form attached hereto as Annex B.

1.4
Unless and until this Agreement becomes effective, the Existing Shareholders Agreement and the existing articles of association of the Company in its current status as an A.C.S., or in the event the status of the Company has been changed into a limited company, the Pre-IPO Articles, shall continue in full force and effect. Furthermore, unless and until this Agreement becomes effective, in the event of any conflict between the Existing Shareholders Agreement and the relevant articles of association then in effect, the provisions of the Existing Shareholders Agreement shall govern.

2.
Board Of Directors

  The Shareholders shall vote for the election of directors to the board of directors of the Company, as follows:

  2.1
  At all times during the term of this Agreement, Fibi shall be entitled to nominate one director to the board of directors, and to remove such director from office and nominate another person in such director's place ("Fibi's Director"), and Shamir shall be entitled to nominate all other directors, and to remove any such directors from office and nominate other persons in such directors' place provided each such director is eligible to be a director on the Board pursuant to any applicable law and the Post-IPO Articles ("Shamir Director(s)"). (Fibi's Director and Shamir Director(s)' respectively, shall be hereinafter referred to as the "Nominated Directors").

  2.2
  Prior to any Shareholders' General Meeting of the Company (the "General Meeting"), the agenda of which includes a resolution to appoint a director to and/or, to the extent permitted by the Post-IPO Articles, to remove a director from the board of directors of the Company (the "Board"), Shamir and Fibi will meet and each shall inform the other of its respective Nominated Directors to be appointed to or removed from, the Board.

  2.3
  The Shareholders undertake to vote in any General Meeting only and strictly in accordance with the instructions given in the aforesaid prior meeting, provided however, that each such nominee is eligible to be a director on the Board pursuant to any applicable law and the Post-IPO Articles.

  2.4
  In case the position of Fibi's Director becomes vacant, Fibi may recommend a new nominee for the position, the Shareholders shall demand the convening of a General Meeting of the shareholders of the Company and the Shareholders shall vote in the General Meeting to be convened by the Company for this purpose in favor of the appointment of such nominee as a director provided however, that such nominee is eligible to be a director on the Board pursuant to any applicable law and the Post-IPO Articles. The Shareholders shall act to cause the convening of this General Meeting as promptly as possible upon the request of Fibi.

3.
Tag Along

  Each Fibi Group member shall be entitled to a tag along right as follows:

  3.1
  In any case whereby Shamir desires to transfer by sale, assignment or series of sales or assignments (a "Transfer") shares of the Company held by Shamir (in this Section, the "Offered Shares") to any third party or parties other than (i) to a Shamir Affiliate, as defined below, who agrees to assume all rights, privileges and obligations under this Agreement with respect to the Transferred shares; or (ii) in a sale or sales of shares to the public executed on the securities exchange on which the Company's shares are listed for trading, and unless such sale is made in a registered public offering upon the "demand" of Shamir made in accordance with the Registration Right Agreement or as a selling shareholder in a registered public offering initiated by the Company, Shamir shall first give a written notice thereof to each member of the Fibi Group 21 days prior to any Transfer of such Offered Shares (in this Section, the "Sale Notice").

    For the purposes of this Agreement the term "Affiliate" means an entity controlled by, controlling, or under common control with such Shareholder.

  3.2
  The Sale Notice to the members of the Fibi Group shall specify in reasonable detail the identity of the prospective transferee(s), (other than in the event of a registered public offering) the number of shares to be transferred and the consideration per share and other material terms and conditions of the Transfer. Any member of the Fibi Group may elect to participate in the contemplated Transfer at the same consideration per share and on the same terms and conditions by delivering written notice to Shamir within 21 days after delivery of the Sale Notice. The Sale Notice shall constitute an irrevocable offer (the "Offer") by Shamir to members of the Fibi Group to participate in the Transfer. This right in favor of the Fibi Group is referred to herein as the "Tag-Along Right." If any member or members of the Fibi Group elect to participate in such Transfer, it or they shall be entitled to sell Existing Shares in the contemplated Transfer, at the same consideration per share and on the same terms, as those of the Offered Shares. Each Fibi Group member shall have the right to sell that number of Existing Shares as shall be equal to the number of the Offered Shares, multiplied by the fraction, the numerator of which is the sum of Existing Shares held by such Fibi Group member, and denominator of which is the sum of all Existing Shares and all shares held by Shamir, as of the date of the Sale Notice, and Shamir shall be entitled to sell the remainder of the shares to be sold in the contemplated Transfer. In the event of a sale or sale by Shamir in a "demand" made pursuant to the Registration Rights Agreement, the allocation of shares to be sold as among Shamir and the members of the Fibi Group shall be as set forth in this Section 3, notwithstanding any provision of the Registration Rights Agreement.

  3.3
  Notwithstanding section 3.2 above, in the event that the shareholding of Shamir as a result of the proposed Transfer of the Offered Shares would be reduced to 10% or lower of the outstanding share capital of the Company, any member or members of the Fibi Group electing to participate in such Transfer shall be entitled to sell all of its Existing Shares in the contemplated Transfer, at the same consideration per share and on the same terms, and not just its pro rata share.

        For example: (a) if the Sale Notice contemplated a sale of 100 shares by Shamir, and if Shamir at such time owns 160 shares and if members of the Fibi Group own 40 Existing Shares, members of the Fibi Group would be entitled to sell 20 shares and Shamir would be entitled to sell the remaining 80 shares; (b) if the Sale Notice contemplated a sale of 140 shares by Shamir (which would reduce its percentage shareholding in the Company to 10%) members of the Fibi Group would be entitled to sell all 40 of their shares to the prospective transferee according to the Sale Notice and Shamir would be entitled to sell the remaining balance.

  3.4
  All Shareholders participating in a Transfer shall pay their pro rata share, which shall be a several but not joint obligation (based on the number of shares actually sold), of the reasonable, third-party expenses incurred by Shamir in connection with such Transfer. The only representations or warranties that may be required of a participating Fibi Group member shall be as to title and ownership of its Existing Shares sold.

  3.5
  If the sale as described in the Sale Notice is not completed within 145 days, the Transfer of any shares of the Company by Shamir shall continue to be subject to all of the provisions of this Section 3.

  3.6
  For purposes of this Agreement, "Existing Shares" shall mean:

  (a)
  all shares of the Company that have been held by members of the Fibi Group since immediately prior to the IPO, and

  (b)
  any shares of the Company received by members of the Fibi Group with respect to the foregoing shares, by way of bonus shares, or any other shares issued as a dividend or other distribution with respect to, or in exchange for or in replacement of the foregoing shares, and including shares obtained by members of the Fibi Group through a rights offering of the Company which offering has an economically dilutive effect on the shares of the Company.

4.
Shamir Right of First Offer

4.1
In any case whereby a member or members of the Fibi Group (the "Seller") desire to Transfer shares of the Company it holds constituting 2.5% or more of the issued and outstanding capital of the Company (in this Section, the "Offered Shares") to any third party other than (i) in a sale to the public executed on the securities exchange on which the Company's shares are listed for trading; or (ii) to an Affiliate, as defined above, who agrees to assume all rights, privileges and obligations under this Agreement with respect to the Transferred shares, the Seller shall first give a written notice thereof to Shamir at least 21 days prior to any Transfer (in this Section, the "Sale Notice"). The Sale Notice to Shamir shall specify in reasonable detail Seller's intention to make such Transfer, the number of Offered Shares to be transferred, the price (the "Offer Price") at which such Seller proposes to dispose of the Offered Shares, and the material terms and conditions of the prospective Transfer, and if the Seller is Fibi, whether Fibi intends to assign its right to nominate the Fibi Director together with the Offered Shares.

4.2
The Sale Notice shall constitute an irrevocable offer (the "Offer") by the Seller to Shamir to sell the Offered Shares to Shamir, and Shamir shall have the right to purchase all (but not less than all) of the Offered Shares at the Offer Price and otherwise on the same terms as set forth in the Sale Notice. This right in favor of Shamir is referred to herein as the "First Offer Right."

4.3
Shamir's First Offer Right shall be exercisable by the delivery, within 21 days from the date of receipt by Shamir of the Sale Notice, (the "Purchase Notice") in which Shamir states whether or not it accepts the Seller's Offer to purchase the Offered Shares. If Shamir exercises its First Offer Right and accepts the Offer, the Seller must sell the Offered Shares, and Shamir must purchase the Offered Shares, as stated in the Purchase Notice, to Shamir within 30 days after the date of receipt of the Purchase Notice, in accordance with the terms set forth in the Sale Notice.

4.4
The First Offer Right granted to Shamir pursuant to this Section 4 with respect to a Transfer set forth in a specific Sale Notice shall terminate if unexercised for more than 21 days after receipt of the Sale Notice.

4.5
If Shamir's Purchase Notice has not been delivered within 21 days from the date of receipt by Shamir of the Sale Notice, or, Shamir has notified the Fibi Group member that it has determined not to exercise its First Offer Right, then the Seller shall have the right, for a period of 145 days thereafter, to sell the Offered Shares at a price no lower than the Offer Price set forth in the Sale Notice. If the Seller fails to complete such sale within 145 days after the expiration of the First Offer Right, the Offered Shares shall again become subject to all of the restrictions of this Section 4.

5.
Miscellaneous

5.1
Termination.    (a)    In the event that the aggregate holdings of the members of the Fibi Group shall decrease below 5% of the issued and outstanding share capital of the Company, and shall remain below 5% for a period of at least consecutive 90 days, this Agreement shall terminate automatically and be of no further force and effect.

    (b)    In order to ensure the resignation of Fibi's Director (i) in the event this Agreement terminates pursuant to Section 5.1(a) above or (ii) in the event of an assignment of Fibi's rights, privileges and obligations under this Agreement by a Fibi transferee in an assignment that is not permitted under Section 5.4(a), Fibi's Director shall deposit with counsel to the Company reasonably acceptable to Fibi, as trustee (the "Trustee"), a signed, but undated resignation letter. The Trustee shall hold the letter in trust, and date and release it to the

    Company only upon occurrence of either of the events described in clauses (i) or (ii) in the preceding sentence.

  5.2
  Further Assurances.    Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby, including, to the extent necessary, any amendments to the Company's Articles of Association to reflect the terms hereof.

  5.3
  Governing Law; Jurisdiction.    This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without reference to choice of law principles thereof, and the parties agree to exclusively submit to the jurisdiction and venue of Israel and exclusively to the courts of Tel-Aviv-Jaffa.

  5.4
  Assignment.    (a)    Unless otherwise expressly stated in this Agreement, none of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred, except to an Affiliate, provided however, that Fibi may make a one-time assignment (without the right to re-assign) of all of its rights, privileges, or obligations set forth in, arising under, or created by this Agreement to any person or entity acquiring shares held by Fibi, provided that such party agrees, in writing, to assume all rights, privileges and obligations in place of Fibi and becomes part of the Fibi Group.

    (b)    A Nominated Director proposed by a Fibi assignee pursuant to Section 2 above shall be subject to the approval of Shamir, provided however, that a decision by Shamir not to approve an assignee's Nominated Director may be made only upon reasonable grounds, and based strictly on the qualifications of the Nominated Director and not on the identity of the assignee. In addition, no Nominated Director may be a competitor, or an Affiliate of a competitor, of the Company.

  5.5
  Entire Agreement; Amendment and Waiver.    This Agreement and the Schedules hereto, if any, constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of all of the parties to this Agreement. All article and section headings are inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Agreement. The preamble and schedules to this Agreement are incorporated herein and form an integral part hereto.

  5.6
  Notices, etc.    All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be telecopied or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed to such party's address as set forth hereinabove or such other address with respect to a party as such party shall notify each other party in writing as above provided. Any notice sent in accordance with this Section 5.6 shall be effective (i) if mailed, five (5) business days after mailing, (ii) if sent by messenger, upon receipt, and (iii) if sent via telecopier, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt (provided, however, that any notice of change of address shall only be valid upon receipt).

  5.7
  Delays or Omissions.    No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default threreto or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

  5.8
  Severability.    If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

  5.9
  Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first hereinabove set forth.

Shamir Optica Holdings A.C.S. Ltd.	Fibi Investment House Ltd.
By: /s/	By: /s/
By: /s/	By: /s/

Scorpio BSG Ltd.	JFJ International Trading Ltd.
By:	By: /s/
By: /s/	By:

Gishrei Asia Ltd.
By: /s/
By:

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SHAREHOLDERS AGREEMENT